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                                                                   EXHIBIT 10.15
                                               775 Corporate Woods Parkway
                                               Vernon Hills, Illinois 60061-3112
                                               (847) 215-4500
SCOTSMAN                                       Fax (847) 634-8823
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I N D U S T R I E S


October 17, 1996



Mr. Michael de St. Paer
Whitlenge Drink Equipment, Ltd.
Chanel Way - Halesowen Industrial Park
Halesowen, West Midlands
U.K. B628SE

RE: EMPLOYMENT AGREEMENT

Dear Mike:

1. This letter confirms your employment by SCOTSMAN GROUP, INC. ("the Company") as Managing Director, Whitlenge Drink Equipment. In that capacity you are entitled to the following:

     a.   An annual salary of British Pounds .82,000;

     b. Benefits as described in, and in accordance with, the Company's benefit plans; and

     c. An annual par bonus equal to 30% of your annual salary. The amount of bonus that you actually receive, if any, will depend on the achievement of corporate and your individual goals.

2. During your employment with the Company, you will devote your full time and energies to the faithful and diligent performance of the duties inherent in, and implied by, your executive position.

3. In consideration of your having accepted employment with the Company, it is mutually agreed that:

     a. In the event your employment with the company is terminated by the Company during the period covered by this agreement for any reason other than:
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          i.   willful and deliberate misconduct; or

          ii. inability, for reasons of disability, reasonably to perform your duties for 6 consecutive calendar months; or

     b. In the event you resign your position with the Company during the period covered by this agreement because:

          i.   you are assigned to a position of lesser rank or status; or

          ii. your annual salary, annual par bonus or your benefits are reduced; or

          iii. you are reassigned to a geographical area more than 50 miles from your present residence;

     the Company shall be required, and hereby agrees, to continue paying your then annual salary, to pay your then annual bonus at par level and to provide all pension, profit sharing, deferred compensation, medical and life insurance benefits under the Company's benefit plans, or the economic equivalent thereof, for a period of twelve (12) months from the date of such termination or resignation. If, pursuant to the terms of a benefit plan, a benefit would be earned or accrued during such 12 month period but would be payable on a deferred basis (were you to be employed during such 12 month period) the benefit similarly shall be deferred hereunder; provided, however, that the Company reserves the right to pay the present value of such benefit to you in cash at the end of such 12 month period.

4. You are not required to mitigate the amount of any payments to be made by the Company pursuant to this Agreement by seeking other employment, or otherwise, nor shall the amount of any payments provided for in this Agreement be reduced by any compensation earned by you as the result of self-employment or your employment by another employer after the date of termination of your employment with the Company.

5. If a dispute arises regarding the termination of your employment or the interpretation or enforcement of this Agreement and you obtain a final judgment in your favor form a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise, or your claim is settled by the Company prior to the rendering of such a judgement, all reasonable legal and other professional fees and expenses incurred by you in
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Michael de St. Paer
October 17, 1996 - Page 3



     contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided for in this Agreement or in otherwise pursuing your claim will be promptly paid by the Company with interest thereon at the highest statutory rate of your state of domicile for interest on judgements against private parties from the date of payment thereof by you to the date of reimbursement to you by the Company.

6. This agreement shall commence on October 16, 1996 and will continue in effect for one full calendar year, the last day which shall be October 15, 1997. However, at the end of such year and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one additional year, unless the Compensation Committee of the Board of Directors delivers written notice three months prior to the end of such term, or extended term, to you, that this Agreement will not be extended. In such case, this Agreement will terminate at the end of the term, or extended term, then in progress.

If the foregoing terms and provisions are acceptable to you, please sign where indicated on the enclosed copy of this Agreement and return it to me. we look forward to your many contributions to the success of SCOTSMAN GROUP, INC.


Sincerely,

SCOTSMAN GROUP, INC.

By /s/ R. C. Osborne
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ACCEPTED AND AGREED to the date first above set forth.


/s/ M. de St. Paer
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Employee